Exhibit 10.11

                     SIXTH AMENDMENT TO FINANCING AGREEMENT




     This Sixth Amendment to Financing Agreement (this "Sixth Amendment") is entered into as of April 10, 2003 by and among FACTORY 2-U STORES, INC., a Delaware corporation ("Company"), THE CIT GROUP/BUSINESS CREDIT, INC., a New York corporation, in its capacity as Agent ("Agent") under the Financing Agreement (defined below); THE CIT GROUP/BUSINESS CREDIT, INC., a New York corporation, in its capacity as the Tranche A Lender (collectively, together with any other Persons who may subsequently become a Tranche A Lender, the "Tranche A Lenders"); and GB RETAIL FUNDING, LLC, a Massachusetts limited liability company in its capacity as the Tranche B Lender (together with any other Persons who may subsequently become a Tranche B Lender, the "Tranche B Lender"); (collectively, the Tranche A Lenders and the Tranche B Lender shall be referred to herein as the "Lenders").


Witnesseth
----------

     A. Agent, Company and the Tranche A Lenders have previously entered into that certain Financing Agreement dated as of March 3, 2000, as amended by that certain First Amendment to Financing Agreement dated as of April 13, 2000, that certain Second Amendment to Financing Agreement dated as of April 10, 2001, that certain Third Amendment to Financing Agreement dated as of April 9, 2002, that certain Fourth Amendment to Financing Agreement dated as of September 16, 2002 ("Fourth Amendment"), and that certain Fifth Amendment to Financing Agreement dated as of February 14, 2003 ("Fifth Amendment") (as so amended, and as it may be further modified, amended, restated or supplemented, the "Financing Agreement"), pursuant to which the Tranche A Lenders have provided Company with certain Revolving Loans (as defined in the Financing Agreement) and other financial accommodations.

     B. The Company has requested that the Tranche B Lender provide it with Seven Million Five Hundred Thousand Dollars ($7,500,000) in junior secured loans, and the Tranche B Lender has agreed to provide such Loans, subject to the terms and conditions set forth in this Sixth Amendment to Financing Agreement.

     C. The Agent and Tranche A Lenders consent to the Company's receipt of such loans from the Tranche B Lender, on the terms and conditions set forth herein, in the Agency Agreement (defined below) and other Loan Documents.

     D. The Company, Agent and Lenders desire to amend the Financing Agreement on the terms and subject to the conditions set forth in this Sixth Amendment.

     NOW THEREFORE, in consideration of the foregoing and the terms and conditions hereof, the parties do hereby agree as follows, effective as of the date set forth above:

     1. Definitions. Capitalized terms used herein and not defined or amended herein shall have the same meaning as in the Financing Agreement.

     (A) Existing Definitions:

         The following existing definitions in the Financing Agreement are hereby amended as follows:

        "Availability": shall mean at any time the result of the following:

           (A) the Borrowing Base,

           minus

           (B) the then outstanding balance of all Tranche A Obligations, minus

           (C) the then Stated Amount of all outstanding Letters of Credit,

           minus

           (D) the Availability Reserve;

           minus

           (E) the Availability Block.


        "Availability Reserve": The existing definition of "Availability Reserve" in the Financing Agreement is hereby deleted and the following inserted in its place:


            "Availability Reserves" shall mean such reserves as may be established by the Agent as it deems necessary in its commercially reasonable discretion to reflect (i) negative forecasts and/or trends in the Company's business, profits, operations or financial condition that could reasonably be expected to have a Material Adverse Effect on the Company or the Agent's ability to realize on the Collateral or (ii) other issues, circumstance or facts that could otherwise negatively impact the Company, its business, profits, operations or financial conditions or assets or its ability to realize on the Collateral. Availability Reserves shall initially be based on the following: (a) delinquent sales taxes, (b) delinquent rental payments for the Company's leased premises (other than with respect to Closed Stores) and a reserve of up to two (2) months rent for any retail store location in Washington State for which a satisfactory landlords' waiver has not been obtained and, (c) accrued but unpaid ad valoreum taxes.


        "Borrowing Base": The existing definition of "Borrowing Base" is hereby deleted and such term shall hereafter refer to the least of

           (A) the Tranche A Loan Ceiling;

           (B) the Tranche A Borrowing Base; and

           (C) the Overall Borrowing Base.

        "Customary Permitted Liens": In addition to those liens listed in subparagraphs (a), (b) and (c) of the existing definition "Customary Permitted Liens" shall include the following:

        (d) encumbrances in favor of the Agent as security for the Obligations; and


        (e) those encumbrances listed on Schedule 1 annexed hereto.


        "Early Termination Date": shall include, in addition to the existing text thereof, the date on which any of the events referred to in Sections 10.1(b), (c) and (d) shall occur, but shall exclude a Change of Control under
Section 10.1(q) hereof.

        "Early Termination Fee": The existing definition of "Early Termination Fee" is hereby redenominated to mean "Tranche A Early Termination Fee".

        "EBITDA": The existing definition of "EBITDA" is deleted and replaced with the following:

             EBITDA shall mean the Company's net income for any period, plus the following, to the extent deducted in calculating net income:
(i) interest expense (net of interest income),  (ii) income tax expense,
(iii) depreciation expense, (iv) amortization expense, (v) non-cash extraordinary losses and losses on the sale of assets outside the ordinary course of business, and (vi) non-cash stock option compensation charges and the effect of extraordinary and/or non-recurring gains or losses for such period, all as determined in accordance with GAAP) on a basis consistent with the latest audited financial statements of the Company.

        "Eligible In-Transit Inventory" shall only apply to Inventory being shipped to the Company from a location in the United States and not from a foreign location.

        "Eligible Inventory": In addition to the reserves specified in subparagraph (h) of such definition, the Agent may establish reserves for lay-away items and gift cards; provided, however, that initially a reserve for gift cards shall be established only if the outstanding amount thereof exceeds three hundred thousand dollars ($300,000) and a reserve for lay-a-way items shall only be established at any time that the aggregate amount of Inventory subject to lay-a-way programs exceeds four hundred thousand dollars ($400,000) and in each case shall be equal to the amount of Eligible Inventory in such categories in excess of such thresholds (subject in each case to adjustment from time to time in the Agent's reasonable discretion).


         "Fifth Amendment": The Fifth Amendment to the Financing Agreement dated as of February 14, 2003.

         "Fourth Amendment": The Fourth Amendment to the Financing Agreement dated as of September 16, 2002.

         "Lenders": shall refer collectively to the Tranche A Lenders and the Tranche B Lender except for the following Sections where the references to "Lenders" are hereby amended to refer solely to the "Tranche A Lenders": Sections 3.1, 3.8, all of Section 5, Sections 8.1 - 8.11, (inclusive), and Paragraph 3 of the Fifth Amendment.

         "Obligations": The definition of Obligations is intended to mean and is hereby amended, to include, without limitation, any and all amounts owed to the Tranche A Lenders and the Tranche B Lender including, but not limited to, the Tranche A Obligations and the Tranche B Obligations.

         "Out-of-Pocket Expenses": shall include all Out-of-Pocket Expenses incurred by the Agent and each Lender and shall include without limitation, the Agent's internal audit fees based on its then current per diem/per auditor charges, not to exceed five thousand dollars ($5,000) per audit.

         "Permitted  Indebtedness":  In addition to the  categories of
Indebtedness specified  as  being  "Permitted   Indebtedness"  in  the Financing
Agreement, Permitted Indebtedness shall include all Indebtedness secured by a Permitted Encumbrance. The requirements in subparagraph (f) of the definition of Permitted Indebtedness in respect to Indebtedness arising from sale/leaseback transaction or loans secured by the Company's equipment shall include, in addition to those specified in subsections (i) - (iv) thereof, the following which shall be referenced as subparagraph (f)(v) of such definition:

         (v) the net cash proceeds from such sale/leaseback or loan transaction shall be paid to the Agent for distribution to the Lenders to the extent required under Section 8.15 of the Financing Agreement.


                  "Required Lenders": Until the Tranche B Obligations are paid in full, Required Lenders shall mean the consent of such Lenders as is required pursuant to the Agency Agreement. Thereafter, the existing definition shall apply.

         "Revolving Loans" shall refer to advances made by the Tranche A Lenders, from time to time, to or for the account of the Company by the Agent on behalf of the Tranche A Lenders pursuant to Section 3 of this Financing Agreement.

         "Triggering   Availability":   The  existing  definition of Triggering
Availability is deleted and replaced with the following:

         Triggering Availability shall mean at any time the excess of the Tranche A Borrowing Base (determined without regard to the Tranche A Loan Ceiling) over the sum of (x) the outstanding aggregate amount of all Tranche A Obligations, plus (y) the Availability Reserve, plus
         (z) the Availability Block.

(B)      New Definitions:
         The following defined terms are hereby added to the Financing
Agreement:

         "Agency Agreement": shall mean that certain Agency Agreement dated as of April 10, 2003 by and among the Agent, the Tranche A Lenders and the Tranche B Lenders.

         "Availability Block" shall mean Seven Million Five Hundred Thousand Dollars ($7,500,000).

         "Blocked Account" as defined in Section 7.1(A)(xxi) hereof.

         "Capital Expenditures": shall mean the expenditure of funds or the incurrence of liabilities for the acquisition of property, plant, equipment, furniture, fixtures, leasehold improvements and software which are capitalized in accordance with GAAP and are consistent with the Company's business plan in the aggregate.

         "Change of Control": shall mean (a) the acquisition by any group of Persons of beneficial ownership of 50% or more of the issued and outstanding capital stock of the Company having the right, under ordinary circumstances, to vote for the election of directors of the Company; (b) more than one-half (1/2) of the Persons who were directors of the Company on the first day of any period consisting of twelve (12) consecutive calendar months shall cease for any reason, other than death or disability, to be directors of the Company and successors for such directors have not been approved by a majority of the directors of the Company still in office who were directors at the beginning of such period or whose election or nomination was so approved or
(c) any merger or consolidation of the Company of or with any other Person or the sale of all or substantially all of the property, assets or capital stock of the Company.

         "Closed Stores": The retail store locations denoted as already having been closed on updated Schedule 2 hereto.

         "Distribution Center Property": shall mean any location at which the Company now or hereafter operates a distribution center or warehouse, which, at present, consist of the following locations.

          4000 Ruffin Road, San Diego, California  92123

          7130 Miramar Road, San Diego, California  92121

          1875 Waters Ridge Drive, #200, Lewisville, TX  75057

          2020 Piper Ranch Road, Otay Mesa, California  92173

         "Inventory Reserves" shall mean the reserves which the Agent is permitted to establish in respect to Inventory under Subsection (h) of the definition of Eligible Inventory.

         "Knowledge" shall mean the actual knowledge of the Company's current senior management.

         "Loan Documents":  This Financing Agreement,  the Agency Agreement and
each instrument  and  document  previously,   now  or  subsequently  executed
and/or delivered in conjunction with this Financing Agreement and each other instrument or document from time to time executed and/or delivered in connection with the arrangements contemplated hereby.

         "Material Adverse Change": Any event, fact, circumstance, change in, or effect on, the business of the Company, taken as a whole, which individually or in the aggregate or on a cumulative basis with any other then existing events, facts, circumstances, changes in, or effects on, the Company or the Collateral, taken as a whole:

                (a) would reasonably be expected to material adversely affect the ability of the Company, to (i) operate or conduct its business in all material respects in the manner in which such business is currently operated or conducted, or (ii) perform its obligations under the Loan Documents; or

                (b) would reasonably be expected to have a material adverse effect on the value, enforceability, or collectibility of a material portion of the Collateral.

         "Material Adverse Effect": a result, consequence, or outcome which constitutes a Material Adverse Change.

         "Overall Borrowing Base": Shall equal the sum of the following as of any date as in effect on such date:

                (A) The aggregate value of Eligible Inventory (including
            Eligible In Transit Inventory) determined at the lower of cost or market on a first-in, first-out basis multiplied by the Overall Inventory Advance Percentage; provided, however, that in no event shall the value of Eligible in-Transit Inventory included in the Overall Borrowing Base exceed the lesser of (a) $5,000,000 or (b) 40% of the aggregate value of Eligible Inventory;

            plus

                (B) Eighty-Five Percent (85%) of the outstanding Eligible
            Accounts Receivable of the Company,

            minus


                (C) the then outstanding balance of principal due on Tranche B
            Loan I.

         "Overall Inventory Advance Percentage" shall mean the lower of (a) seventy nine and two-tenths percent (79.2%) of the aggregate value of Eligible Inventory or (b) one hundred percent (100%) of the Net Orderly Liquidation Value of Eligible Inventory as a percentage of the total Inventory as determined by the most recent Inventory appraisal, as provided for in Section
7.13 hereof.

         "Overloan":  as defined in the Agency Agreement.

         "Permissible Overloans":  As defined in the Agency Agreement.

         "Person": Any natural person, any corporation, limited liability company, trust, partnership, joint venture or other enterprise or entity.

         "Piper Distribution Center Property": shall mean the Distribution Center located at 2020 Piper Ranch Road, Otay Mesa, California 92173.

         "Piper Tranche B Senior Collateral": shall mean all Tranche B Senior Collateral located on or used in connection with the Piper Distribution Center Property.

         "Sixth Amendment": The Sixth Amendment to the Financing Agreement dated as of April 10, 2003.

         "Stated Amount": The maximum amount for which a Letter of Credit may be honored.

         "Tranche A Borrowing Base": shall equal the sum of the following as of any date (but not to exceed the Tranche A Loan Ceiling):

               (A) Eighty-Five Percent (85%) of the outstanding Eligible
            Accounts Receivable of the Company,

            Plus

               (B) the aggregate value of Eligible Inventory (including Eligible
            In-Transit Inventory) determined at the lower of cost or market on a first-in, first-out basis, multiplied by the Inventory Advance Percentage; provided, however, that in no event shall the value of Eligible In-Transit Inventory included in the Tranche A Borrowing Base exceed the lesser of (a) $5,000,000 or (b) forty percent (40%) of the aggregate value of Eligible Inventory.

         "Tranche A Commitment": shall mean, with respect to each Tranche A Lender, that respective Tranche A Lender's Tranche A Dollar Commitment.

         "Tranche A Debt": shall mean the aggregate of the Company's Obligations, and indebtedness of any character to the Tranche A Lenders that arise from or are related to Tranche A Loans, including without limitation any Overloans and Tranche A Fees.


         "Tranche A Dollar Commitment": As set forth under the signature block for each Tranche A Lender for this Sixth Amendment (as such amounts may change in accordance with the provisions of this Agreement), provided, however, that the aggregate of Tranche A Dollar Commitments shall not exceed the Tranche A Loan Ceiling.

         "Tranche A Early Termination Fee": is defined in Section 11.2 of this Financing Agreement.

         "Tranche A Fees" shall mean all fees (such as the Letter of Credit Guaranty Fee, Loan Facility Fee, Collateral Management Fee, Documentation Fee, Loan Facility Fee, Line of Credit Fee and the Tranche A Early Termination Fee and any fee payable to the Agent or Tranche A Lenders in connection with an amendment or waiver of a provision of this Agreement) payable by the Company to the Agent, Tranche A Lenders or their Affiliates in respect of the Tranche A Loans including any fee payable to any Affiliate of the Agent or Tranche A Lenders on account of the issuance of Letters of Credit pursuant to this Financing Agreement.

         "Tranche A Lenders": shall mean each Tranche A Lender to which reference is made in the Preamble of the Sixth Amendment and any other Person who becomes a "Tranche A Lender" in accordance with the provisions of this Financing Agreement.

         "Tranche A Loans":  shall mean all Revolving Loans made hereunder.

         "Tranche A Loan Ceiling": shall mean Fifty Million Dollars ($50,000,000) as such ceiling may be increased or decreased in accordance with the terms of the Loan Documents to which the Company is a party.

         "Tranche A Maturity Date" shall mean March 3, 2006.

         "Tranche A Obligations": shall mean the aggregate of Tranche A Debt and Tranche A Fees.

         "Tranche A Percentage Commitment": As set forth under the signature block for each Tranche A Lender for such Tranche A Lender reflecting, the ratio of (i) the amount of the Tranche A Dollar Commitment of such Tranche A Lender to (ii) the aggregate amount of the Tranche A Dollar Commitments of all Tranche A Lenders (as such percentage may change in accordance with the provisions of this Agreement).

         "Tranche A Senior Collateral": shall mean all Collateral which is not Tranche B Senior Collateral.

         "Tranche B Anniversary Fee": Defined in the Tranche B Fee Letter.

         "Tranche B Commitment Fee":   Defined in the Tranche B Fee Letter.

         "Tranche B Debt": shall mean the aggregate of the Company's Obligations, and indebtedness of any character to the Tranche B Lender that arise from or are related to the Tranche B Loans, including, but not limited to, Tranche B Fees.

         "Tranche B Early Termination Fee":  The fee payable pursuant to
Section 8.14 hereof.

         "Tranche B Fees" shall mean all fees (such as the Tranche B Commitment Fee, Tranche B Anniversary Fee and Tranche B Early Termination Fee payable by the Company in respect of the Tranche B Debt pursuant to the Tranche B Fee Letter or Sections 8.13 or 8.14 hereof.

         "Tranche B Fee Letter" shall mean the letter from the Tranche B Lender to the Company dated the date hereof concerning the fees due from the Company to the Tranche B Lender, as such letter may be amended, restated, modified or supplemented.

         "Tranche B Loans" shall mean collectively Tranche B Loan I and Tranche B Loan II.

         "Tranche B Loan I": shall mean the loan in the original principal amount of Six Million Five Hundred Thousand Dollars ($6,500,000) evidenced by Tranche B Note I.

         "Tranche B Loan II" shall mean the Loan in the original principal amount of One Million Dollars ($1,000,000) evidenced by Tranche B Note II.

         "Tranche B Notes": shall mean collectively, Tranche B Term
Note I and Tranche B Term Note II.

         "Tranche B Maturity Date" shall mean April 10, 2004, which date may be extended pursuant to Section 11.1 hereof.

         "Tranche B Term Note I": shall mean the note dated the date hereof evidencing Tranche B Term Loan I in the original principal amount of Six Million Five Hundred Thousand Dollars ($6,500,000).

         "Tranche B Term Note II" shall mean the note dated the date hereof evidencing Tranche B Term Loan II in the original principal amount of One Million Dollars ($1,000,000).

         "Tranche B Senior Collateral": shall mean (i) all furniture, fixtures, machinery and equipment of the Company and (ii) all products, proceeds (including, without limitation, all leases and rents arising therefrom), substitutions and accessions of or to any of the foregoing, wherever located and whether cash or non-cash.

2.       Conditions Precedent.

         The obligation of the Agent and each of the Lenders to make loans under the Financing Agreement is subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the making of such loans, each of the conditions precedent set forth in Sections 2.1(a-t inclusive) of the Financing Agreement as of the effective date of this Sixth Amendment. Without limitation of the generality of the foregoing, on or before the effective date of this Sixth Amendment, the Company shall furnish the Agent with the following items:

(a) The Agent shall have received updated copies of the Searches referenced in Subsection 2.1(a) of the Financing Agreement through a date substantially contemporaneous with the effective date hereof and such searches shall have confirmed that Agent has a duty perfected, first lien on the Collateral pursuant to Section 2.1(b) of the Financing Agreement.

(b) The Agent shall have received evidence reasonably satisfactory to the Agent that casualty insurance policies listing the Agent and each of the Lenders, as additional insureds and loss payees are in full force and effect and that such policies comply with Section 7.5 of the Financing Agreement.


(c) Pursuant to Subsection 2.1(c) of the Financing Agreement, any additional UCC filings required to perfect the security interest of the Agent in the Collateral shall have been properly filed in each applicable jurisdiction.

(d) The Company's counsel shall have furnished the Agent and each of the Lenders with a satisfactory legal opinion as referenced in Subsection 2.1(d) of the Financing Agreement.

(e) The Company shall have confirmed that the Subordination Agreements referenced in Subsection 2.1(f) of the Financing Agreement remain in full force and effect and extend to the Tranche B Loans and shall have delivered on April, 2003 Acknowledgement Agreement in respect to each such Subordination Agreements.

(f) The Agent shall have received a landlord's waiver for the Piper Distribution Center Property or the Company shall have satisfied the Agent that it shall make diligent efforts to obtain such waiver within thirty
     (30) days following the effective date.

(g) The Agent shall have been satisfied that the bailee agreements referenced in Subsection 2.1(h) of the Financing Agreement remain in full force and effect and shall have satisfied Agent that it shall make diligent efforts to obtain any other bailee agreements Agent reasonably deems necessary within thirty (30) days following the effective date.


(h) The Agent shall have received updated Board Resolutions, Incumbency Certificate and related documents of the kind referenced in Subsection 2.1(i) of the Financing Agreement shall have been provided to the Agent in respect to this Sixth Amendment and the documents being executed and delivered in conjunction therewith.

(i) The Agent shall have received updated corporate organizational documents of the type referenced in Subsection (j) of the Financing Agreement shall have been updated through a date substantially contemporaneous with the effective date.

(j) The Company shall have delivered an updated Officers Certificate as referenced in Subsection 2.1(k) as of the effective date.

(k) The provisions of Subsections 2.1(l), (m), (o) and (q) of the Financing Agreement shall each have been satisfied.

(l) Agent and each Lender shall have received, reviewed and be satisfied with the twelve month cash budget projection referenced in Subsection 2.1(p) of the Financing Agreement for the Company's 2003 fiscal year, ended January 31, 2004.

(m) The Company agrees that within thirty (30) days of the date hereof, at the Company's expense (not to exceed $7,500 in the aggregate for Agent's and all Lenders' Counsel), the Agent's counsel shall prepare and the parties shall each execute an Amended and Restated Financing Agreement incorporating this Sixth Amendment and all prior amendments to the Financing Agreement.




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

     In addition, the obligations of the Tranche B Lender to advance the Tranche B Loan is subject to the following additional conditions precedents:


(n) After giving effect to all outstanding Tranche A Loans and the funding of the Tranche B Loans and payments to be made or expenses incurred in connection with this Sixth Amendment, Availability shall not be less than $15,000,000.

(o) All reasonable fees and expenses related to the Sixth Amendment of the Agent's and the Tranche B Lender's counsel shall have been paid.

(p) The Company shall have executed and delivered the Tranche B Notes, the Tranche B Fee Letter and any and all other documents or instruments which may be reasonably requested by the Agent or Tranche B Lender.

(q) The Agent and each Lender shall have executed and delivered the Agency Agreement.

(r) The Agent shall have received such additional blocked account agreements, Credit Card Acknowledgements and Credit Card Agreements as it may reasonably request or shall be reasonably satisfied that the Company has made satisfactory arrangements to obtain such documents within thirty (30) days following the effective date.


3.   Amendments to Section 3.

     (a) The parties acknowledge that Section 3.1 of the Financing Agreement is hereby amended to provide as follows:


     Section 3.1


     The Tranche A Lenders agree, subject to terms and conditions of this Financing Agreement from time to time to make Revolving Loans to the Company on a revolving basis (i.e., subject to the limitations set forth herein, the Company may borrow, repay and re-borrow such Revolving Loans). The amount of the Revolving Loans available to be advanced to the Company shall be equal to Availability, as determined by the Agent from time to time. Each request from the Company for a Revolving Loan shall constitute, unless otherwise disclosed in writing to the Agent and the Tranche A Lenders, a representation and warranty by the Company that after giving effect to the requested advance, no Default or Event of Default shall have occurred and that such requested Revolving Loan is within the Availability that then exists. All requests for Revolving Loans and advances must be received by an Officer of the Agent no later than 1:00 p.m., New York time of the Business Day on which such loan and advances are required. Should the Agent for any reason honor any request for advances in excess of Availability, such advances shall be considered "Overadvances." The Agent and Tranche A Lenders acknowledge that the Agent shall be permitted to make an Overadvance hereunder, without the Tranche B Lender's consent, only if, and to the extent permitted under the Agency Agreement.


     (b) The following new Section 3.1A is hereby added to the Financing Agreement.


     3.1(A) Subject to the terms hereof, the Tranche B Lender agrees to advance the Tranche B Loans to the Company on the date hereof consisting of the Tranche B Loan I in the amount of Six Million Five Hundred Thousand Dollars ($6,500,000) and Tranche B Loan II in the amount of One Million Dollars ($1,000,000).


     (c) All references to "Revolving Loan Account" in Section 3.6 or other provisions of the Financing Agreements or Loan Documents are hereby amended to read "Loan Account" and such Loan Account shall include the Tranche B Obligations in addition to the Tranche A Obligations.

     (d)  The Agent shall send a copy of the monthly statement referred to in
Section 3.7 hereof to the Tranche B Lender simultaneously with sending it to the Company.

4.    Amendments to Section 6.

     (a) The Company hereby confirms that the security interests in the Collateral granted to the Agent pursuant to Section 6.1 of the Financing
Agreement is intended to secure all of the Obligations of the Company to the Agent and each Lender, including, but not limited to, all Tranche A Obligations and all Tranche B Obligations and in confirmation thereof, the Company hereby pledges to the Agent, for the benefit of all of the Lenders (including the Tranche A Lenders and the Tranche B Lenders), a continuing lien and security interest in all of the Collateral to secure all of the Obligations (including, but not limited to, the Tranche A Obligations and the Tranche B Obligations).

     (b)  The  following  is  hereby  added  as  Section  6.8 of  the  Financing
Agreement:


     6.8(a) The Company irrevocably and unconditionally authorizes and grants a power of attorney to the Agent to file at any time and from time to time such financing statements with respect to the Collateral naming the Agent or its designee as the secured party and such Company as debtor, as the Agent may require, and including any other information with respect to the Company or otherwise required by part 5 of Article 9 of the UCC of such jurisdiction as the Agent may determine, together with any amendments and continuations with respect thereto (including, but not limited to, amendments of the UCC financing statements previously filed in favor of the CIT Group/Business Credit, Inc. to reflect the assignment thereof to the Agent as secured party), which authorization shall apply to all financing statements filed on, prior to or after the date hereof. The Company hereby ratifies and approves all financing statements naming any Tranche A Lenders or the Agent or its designee as secured party and the Company as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Agent or any Lender prior to the date hereof and ratifies and confirms the authorization of the Agent to file such financing statements (and amendments, if any) and amendments reflecting the assignment thereof to the Agent, on behalf of all of the Lenders. In no event shall the Company, without the consent of the Agent (which may not be unreasonably withheld), at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any previously filed financing statement (or amendment or continuation with respect thereto) naming the Agent or the Tranche A Lenders or their respective designees as secured party and the Company as debtor.

        (b) The Company does not have any chattel paper (whether tangible or electronic) or instruments as of the date hereof. In the event that the Company shall be entitled to or shall receive any chattel paper or instrument after the date hereof, the Company shall promptly notify the Agent thereof in writing. Promptly upon the receipt thereof by or on behalf of the Company (including by any agent or representative), the Company shall deliver, or cause to be delivered to the Agent, all tangible chattel paper and instruments that the company may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as the Agent may from time to time specify, in each case except as the Agent may otherwise agree. At the Agent's option, the Company shall, or the Agent may at any time on behalf of the Company , cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to the Agent with the following legend referring to chattel paper or instruments as applicable: "This chattel paper instrument is subject to the security interest of CIT Group/Business Credit Inc., as Agent and any sale, transfer, assignment or encumbrance of this chattel paper instrument violates the rights of such secured party."

        (c) In the event that the Company shall at any time hold or acquire an interest in any electronic chattel paper or any "transferable record" (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in
               Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), the Company shall promptly notify the Agent thereof in writing. Promptly upon the Agent's request, the company shall take, or cause to be taken, such actions as the Agent may reasonably request to give the Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

        (d) The Company does not own or hold, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof (except for a money market account maintained at Bank of America, the balance of which shall not exceed $10,000 unless and until documentation sufficient to grant the Agent a perfected first lien security interest in such account and all funds deposited therein for the benefit of the Lenders has been executed and delivered to the Agent.).


               (i) In the event that the Company shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities, the Company shall promptly endorse, assign and deliver the same to the Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Agent may from time to time specify.

               (ii) The Company  shall not,  directly or  indirectly,  after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) the Agent shall have received not less than five (5) Business Days prior written notice of the intention of the Company to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to the Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom the Company is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be acceptable to the Agent, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, the Company shall as the Agent may specify either (1) execute and deliver, and cause to be executed and delivered to the Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by the Company and such securities intermediary or commodity intermediary or (2) arrange for the Agent to become the entitlement holder with respect to such investment property on terms and conditions acceptable to the Agent; provided, however, that subject to the terms of this Agreement, the Company shall retain the right to liquidate or otherwise dispose of such investment property unless and until an Event of Default has occurred and is continuing so long as the Company makes arrangements to grant the Agent a perfected security interest in the proceeds thereto.

     (e) The Company is not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker's acceptance or similar instrument as of the date hereof. In the event that the Company shall be entitled to or shall receive any right to payment under any letter of credit, banker's acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof, the Company shall promptly notify the Agent thereof in writing. The Company shall immediately, as the Agent may specify, either (i) deliver, or cause to be delivered to the Agent, with respect to any such letter of credit, banker's acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance satisfactory to the Agent, consenting to the assignment of the proceeds of the letter of credit to the Agent by the Company as security and agreeing to make all payments thereon directly to the Agent or as the Agent may otherwise direct or (ii) cause the Agent as secured party to become, at the Company's expense, the transferee beneficiary of the letter of credit, banker's acceptance or similar instrument (as the case may be).

     (f) The Company does not have any commercial tort claims as of the date hereof. In the event that the Company shall at any time after the date hereof have any commercial tort claims, the Company shall promptly notify the Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by the Company to the Agent of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by the Company to the Agent shall be deemed to constitute such grant to the Agent.


     (g) The Company shall take any other actions reasonably requested by the Agent from time to time to cause the attachment, perfection and first priority of, and the ability of the Agent to enforce, the security interest of the Agent in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that the Company's signature thereon is required therefor, (ii) causing the Agent's name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the Agent to enforce, the security interest of the Agent in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Agent to enforce, the security interest of the Agent in such Collateral, (iv) obtaining the consents and approvals of any governmental authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction, provided, however, that:

          (i) the Company shall not be required to expend any funds to obtain such an approval or consent from a governmental authority or third party (except for UCC filing and other recording fees and filing fees) and;

          (ii) the foregoing shall not be deemed to require the Company to obtain landlord's waivers except as otherwise required under
               Section 7.1A (viii) hereof.


      (c) The following is hereby added as Section 6.9 of the Financing
Agreement:

             6.9 Following the occurrence and during the continuance of any Event of Default and to the extent otherwise permitted pursuant to this Agreement, the Company hereby irrevocably constitutes and appoints the Agent as the Company's true and lawful attorney, with full power of substitution, to convert the Collateral into cash at the sole risk, cost, and expense of the Company, but for the benefit of the Agent and the Lenders. The rights and powers granted the Agent by the within appointment include but are not limited to the right and power to:

             (i) Prosecute, defend, compromise, or release any action relating to the Collateral.

            (ii) Sign  change of address  forms to change the address to which the Company's mail is to be sent to such address as the Agent shall designate; receive and open the Company's mail; remove any cash or other proceeds of Collateral therefrom and turn over the balance of such mail either to the Company or to any trustee in bankruptcy, receiver, assignee for the benefit of creditors of the Company, or other legal representative of the Company whom the Agent determines to be the appropriate person to whom to so turn over such mail.

          (iii) Endorse the name of the Company in favor of the Agent upon any and all checks, drafts, notes, acceptances, or other items or instruments; sign and endorse the name of the Company on, and receive as secured party, any of the Collateral, any invoices, schedules of Collateral, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title respectively relating to the Collateral.

          (iv) Sign the name of the Company on any notice to such Company's account debtors or verification of the Accounts; sign Company's name on any proof of claim in bankruptcy against account debtors, and on notices of lien, claims of mechanic's liens, or assignments or releases of mechanic's liens securing the Accounts.

          (v) Take all such action as may be necessary to obtain the payment of any letter of credit and/or banker's acceptance of which the Company is a beneficiary.

          (vi) Repair, manufacture, assemble, complete, package, deliver, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any customer of the Company .

          (vii)Use, license or transfer any or all general intangibles of the Company.


5.       Amendments to Section 7

         (a) Section 7 of the Financing Agreement is hereby amended to add the following 7.1A thereto:

          7.1A As an inducement to each of the Lenders and the Agent to enter into the Sixth Amendment, the Company hereby confirms that all representations and warranties made under Section 7 of the Financing Agreement continue to be true, accurate and complete as of the date of the Sixth Amendment except as indicated on the updated schedules attached hereto as Updated Schedule 1 (Existing Liens) and Updated Schedule 2 (Collateral Locations, Chief Executive Office and Trade Names). In addition, the Company makes the following representations, warranties and covenants:

               (i) The Company shall pay each Obligation when due (or on demand if payable on demand), and shall promptly, punctually and faithfully perform each of its other Obligations and liabilities under this Financing Agreement and the other Loan Documents.

               (ii) The Company shall not change its state of  incorporation  or its taxpayer identification number without providing at least thirty (30) days prior written notice thereof to the Agent.

               (iii)The  Company is duly  organized,  validly  existing,  and in good standing under the laws of the jurisdiction in which it is organized and in each jurisdiction where foreign qualification is required for it to be qualified to do business, except for any violations that would not individually or in the aggregate, result in a Material Adverse Effect. The Company is duly authorized to enter into, and perform its obligations under, this Agreement and the agreements, instruments and documents executed in conjunction herewith. The execution, delivery and performance by the Company of this Agreement will not violate the Company's charter, partnership agreement or operating agreement, any law or any provision thereof, except for any violations that would not individually or in the aggregate, result in a Material Adverse Effect.

               (iv) Updated  Schedule 2 annexed hereto contains a listing of all names in which the Company ever conducted its business and all entities and/or Persons with whom the Company ever consolidated or merged, or from whom the Company ever acquired in a single transaction or series of related transactions substantially all of such entity or Person's assets or stock.

               (v) The Company will not change its name or conduct its business under any name not listed on Updated Schedule 2 except upon not less than twenty-one (21) days prior written notice to the Agent and compliance with all the other provisions of this Financing Agreement.

               (vi) The Company has and will maintain sufficient  infrastructure to conduct its business as presently conducted and contemplated to be conducted as described in its business plan; and owns and possesses or has a right to use all assets necessary for the conduct of its business (including, but not limited to, agreements concerning the use of property of any third person necessary for the conduct of its business).

               (vii)Except for Eligible  In-Transit  Inventory in the possession of a consolidator, freight forwarder or customs broker, no tangible personal property of the Company is in the care or custody of any third party or stored under an entrustment or bailment arrangement with a third party and none shall hereafter be placed under such care, custody, storage or entrustment unless a bailee agreement reasonably satisfactory to Agent is executed and delivered by such third party and in respect to Inventory which is in transit to the Company, such Inventory constitutes Eligible In-Transit Inventory.

               (viii) For each location in the State of Washington,  Virginia or
                    Pennsylvania, the Company will use reasonable efforts to supply the Agent with a landlord's waiver or the Agent shall establish an Availability Reserve for such location equal to two (2) months rent for each retail store location unless and until such time as a satisfactory landlord's waiver in respect to such location is delivered to the Agent.

               (ix) The  Company  does  not  have  any  Indebtedness   with  the
                    exception of Permitted Indebtedness.

               (x) Updated Schedule 2 annexed hereto contains a schedule of all leases for any location which any Company operates a retail store (including, but not limited to temporary or seasonal store locations) or warehouse, distribution center or manufacturing facility, identifying which type of facility is located on each site and whether such site is the location of a retail store which has been closed or which the Company intends to close during the remainder of its 2003 fiscal year ended January 31, 2004. Except as set forth in Updated Schedule 2, and in respect to Closed Stores, each of such leases is in full force and effect, and the Company is not in default or violation of any such lease (except with respect to any non-payment of rent in connection with a good faith dispute) and the Company has not received any notice of termination, default or cancellation of any such lease.

               (xi) The  Company  is in  full  compliance  with  all  applicable provisions and ERISA or otherwise applicable law in respect to any and all retirement or employee benefit plans maintained by it and has filed all reports required to be filed in respect to or under ERISA or other applicable law.

               (xii)Except as  describe  in Updated  Schedule 3 annexed  hereto, there is not presently pending or to the knowledge of the Company, threatened by or against the Company any litigation which would reasonably expect to have a Material Adverse Effect upon the Company's financial condition or ability to conduct its business or the Collateral.

               (xiii) Updated  Schedule 2 hereto  correctly and completely  sets forth the Company's Chief Executive's Office, all of the Company's Collateral locations and all trade names of the Company.

               (xiv)Updated  Schedule 1 hereto  summarizes  all  existing  liens outstanding against the Company and or any of its affiliates in any applicable jurisdictions;

               (xv) The Company is in compliance all applicable laws, other than any laws the noncompliance with which would not reasonably expected to have a Material Adverse Effect. The Company has not received any notice of violation of any applicable law, which violation has not been cured or otherwise remedied, and which violations would have a Material Adverse Effect.

               (xvi)The Company,  to the Company's  Knowledge,  has not been and is not presently party to any collective bargaining agreement or other labor contract. There is not presently pending and, to the Company's knowledge, there has not been threatened, any (i) strike, slowdown, picketing, work stoppage or employee grievance process; (ii) any proceeding against or effecting the Company relating to the alleged violation of any law applicable to labor relations or the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable government body, which, if determined adversely to the Company would have a Material Adverse Effect or (iii) any lockout of any employees by the Company or any application for certification of collective bargaining agent.

               (xvii)  Except  as  may  relate  to  the  audit  currently  being conducted by the Internal Revenue Service or as disclosed on
                    Schedule 4 hereto, to the Company's Knowledge, the Company has (i) paid, as they have become due and payable, all taxes and employment contributions and other charges of any kind or nature levied or which could be claimed against the Company or the Collateral by any Person whose claim could result in an encumbrance upon any assets of the Company or by any governmental authority except for such taxes, contributions, and other charges (x) the failure to pay which would not reasonably be expected to have a Material Adverse Effect, or (y) which are being contested in good faith through appropriate proceedings; (ii) properly withheld or collected and properly paid over to the relevant governmental authority withholding any payroll or other tax from employees, or other funds received in trust from a third party including sales taxes except for such taxes or other funds the failure to withhold, collect or pay over which would not reasonably be expected to have a Material Adverse Effect; (iii) timely made all contributions or other payments as may be required pursuant to any pension or other employee benefit plan established by the Company except for such contributions and payments the failure to timely make which would not reasonably be expected to have a Material Adverse Effect, (iv) timely filed all tax and other returns or other reports with each governmental authority with whom the Company is obligated to file such reports except for such returns or reports the failure to file which would not reasonably be expected to have a Material Adverse Effect, and (v) has not to its Knowledge received any notice from a state, federal or local taxing authority that it has assessed any additional taxes or notifying the Company of a failure to pay taxes or file any tax returns in respect to any prior period or otherwise alleging that the Company may have additional tax liability except for such taxes or tax returns the failure to pay or file as applicable, which would not reasonably be expected to have a Material Adverse Effect. For purposes of this subsection, Material Adverse Effect shall refer to a negative impact of at least One Hundred Thousand Dollars ($100,000).

               (xviii) To its  Knowledge,  the  Company  has never been  legally responsible for any release or reported release of any hazardous material or received notification of any release or reported release of any hazardous material from any site occupied or operated by the Company.

               (xix)All  financial  reports and other  financial  or  Collateral information provided by the Company to the Agent and Lenders in conjunction with the Obligations are true, accurate and complete in all material respects and all financial statements provided by the Company to the Agents and Lenders were prepared in accordance with GAAP consistently applied.

               (xx) Annexed  hereto as  Schedule 5 is a schedule  of all present
                    Depository  Accounts   maintained  by  the  Company,   which
                    Schedule  includes,  with respect to each Depository Account
                    (i) the name and address of the depository; (ii) the account number(s) of the account(s) maintained with such depository; and (iii) a contact person at such depository. The Company will provide the Agent with at least ten (10) business days prior notice prior to its establishment of any additional Depository Accounts.

               (xxi)All funds in any  Depository  Account  and all  proceeds  of
                    Credit Card Receivables shall be deposited within two (2) Business Days of their receipt into the Company's depository account at Bank of America (the "Blocked Account") listed on
                    Schedule 5 hereto. The Company acknowledges that the contents of each Depository Account and of the Blocked Account constitute Collateral and proceeds of Collateral. The Company further acknowledges that Bank of America, the Company, and the Agent are parties to a Blocked Account Agreement dated as of March, 2000 pursuant to which, inter alia, Bank of America acknowledged that the Agent has been granted a lien on all funds deposited in the Blocked Account, and agreed that upon notice from the Agent, it shall commence to wire transfer funds deposited in the Blocked Account as directed by the Agent. The Company confirms that such Blocked Account Agreement remains in full force and effect, constitutes a legally valid, binding and enforceable obligation of the Company and Bank of America and that the rights granted to the Agent thereunder are intended to be for the benefit of both the Tranche A Lenders and the Tranche B Lender. The foregoing provisions regarding Depository Accounts and Blocked Accounts shall be subject to
                    Section 3.4 of the Financing Agreement which permits the Company to enforce, collect and receive all amounts owing on Accounts and manage and direct its Depository Accounts unless and until Triggering Availability is less than $10,000,000 or as otherwise provided therein.

    (b) The provisions of the second sentence of Section 7.2 regarding the Agent's right to inspect the Collateral and any and all records pertaining to the collateral or otherwise maintained by the Company is hereby amended as follows:

                    The Company agrees that the Agent and any Lender, and their respective agent, may enter upon the Company's premises at any time upon reasonable prior notice to the Company
                    and  inspect  the  Company's  books,   records  or  the
                    Collateral  provided,  however,  that the Company shall
                    only be required to reimburse  the Agent's  and/or such
                    Lender's   Out-of-Pocket   Expenses   related  to  such
                    inspection  twice in a twelve (12) month period  except
                    that (x) at any time  Triggering  Availability  is less
                    than  ($20,000,000)  and at all times  thereafter until
                    such   time  as  the   Company   maintains   Triggering

                    Availability of Twenty Million Dollars ($20,000,000) or more for a period of ninety (90) consecutive days or
                    (y) following the occurrence and during the continuance of an Event of Default, the Agent and the Lenders shall not be limited in the number of times Agent or Lender or their respective agents may enter upon the Company's premises and the Company shall be obligated to reimburse the Agent and/or Lenders for all Out-of-Pocket Expenses related to all such inspections without limitation.

     (c) Notwithstanding anything in the existing text of Section 7.3, at all times any Obligations are outstanding, the Company shall provide each Lender with all reports required to be furnished under Section 7.3 of the Financing Agreement and the Agent and each Lender with a borrowing base report on the dates listed on Schedule 6 hereto for the Company's 2003 fiscal year, (which schedule shall be revised by the Company and the Agent for subsequent fiscal years) regardless of the level of Triggering Availability which may exist and at any time Triggering Availability is less than Ten Million Dollars ($10,000,000) or following the occurrence and during the continuance of any Event of Default, the Company shall provide such report on a weekly basis. In addition to the financial information required to be provided under Sections 7.3 and 7.8 of the Financing Agreement, the Company agrees to provide the Agent and each Lender with the additional reports listed on Schedule 7 hereto (which reports shall be provided monthly on or before the twentieth (20th) day of the next month unless indicated to the contrary).
             (d)  The  following  additional  paragraph  is added to Section
    7.3 of the Financing Agreement.

     In addition to the preceding reports, the Company shall promptly provide the Agent, with a copy to each Lender, with written notice of, the occurrence of any of the following, which written notice shall set forth as to the facts and circumstances in respect to which such notice is being given, with reasonable specificity: (i) any change in its board of directors, or any of its chief executive officers, president or chief financial officer; (ii) the completion of any physical count encompassing at least twenty-five percent (25%) of its Inventory, together with a copy of the results thereof; (iii) any failure by the Company to pay rent (other than in connection with a good faith dispute) at more than five (5) retail store locations at the same time (except for the Closed Stores or the Piper Distribution Center property) continuing unremedied for more than thirty
     (30) days; (iv) the occurrence of any Default (within five (5) Business Days after the Company has Knowledge of such occurrence ) (provided, however, that failure to give any such notice shall not, by itself, constitute an Event of Default if the Default is cured at or within ten
     (10) business days following the giving of such notice); (v) any change in the Company's independent accountant; (vi) any litigation which would be reasonably expected to have a Material Adverse Effect on the Company; and
     (vii) copies of any press releases and all annual, periodic and current reports it files with the Securities and Exchange Commission

         (d)      Intentionally Omitted.

                   (e) In addition to those actions specified in Section 7.9 of the Financing Agreement, the Company agrees that until termination of the Financing Agreement and payment and satisfaction of all Obligations due hereunder in full, the Company shall not, unless the Agent and Tranche B Lender provides their prior written consent (which will not be unreasonably withheld), do any of the following:

                           (i) So long as any Tranche B Obligations are
                   outstanding, execute any lease or commit to open or become legally obligated to open any additional retail store locations unless (i) such lease or commitment is consistent with a business plan submitted to and deemed reasonable by Agent and each Lender; (ii) if such store is in Washington State, the Company shall use reasonable efforts to obtain a landlord's waiver in respect to the subject store; and (iii) without the prior written consent of Agent and the Tranche B

                   Lenders, not to be unreasonably withheld, such commitment will not result in the opening of more than eight (8) stores during the Company's fiscal year 2003 ended January 31, 2004 and twenty-five (25) stores during fiscal year 2004 ended January 31, 2005, and a number of stores to be determined by Agent, in its discretion, after consultation with the Company and each Lender, for any subsequent fiscal year during which any Obligations are outstanding, provided, however, that, if the Company provides the Agent with a business plan for fiscal year 2004, providing for the opening of more than twenty-five (25) stores in such fiscal year and the Agent, in its discretion after consultation with the Tranche B Lender, deems such plan reasonable, the Company shall be permitted to open up the number of stores contemplated by such business plan without having to obtain Agent's or the Tranche B Lender's prior written consent. Anything to the contrary notwithstanding, the provisions of this subsection (i) shall terminate at such time as there are no Tranche B Obligations outstanding.

                           (ii) Amend, modify or otherwise alter materially the
                   terms of any lease in a manner which, individually or in the aggregate, would have a Material Adverse Effect on the Company.

                           (iii) So long as any Tranche B Obligations are
                   outstanding: commit to close any retail store locations or the Piper Road Distribution Center Property except that the Company may close up to twenty-four (24) of its permanent retail stores in place at the beginning of fiscal 2003 (including the Closed Stores) or 2004 during each of such fiscal years without the consent of the Agent and Tranche B Lender provided that there does not exist a Default or Event of Default at the time of such closure and provided further, however, that if the Company provides the Agent with a business plan for fiscal 2004 or any subsequent fiscal year providing for the closing of more than twenty-four (24) stores in such fiscal year and the Agent, in its discretion, after consultation with the Tranche B Lender, deems such plan reasonable, the Company shall be permitted to close the number of stores contemplated by such business plan without having to obtain Agent's or Tranche B Lender's prior written consent. In the event that the Company intends to close more than ten (10) stores at the same time, the Company shall engage a professional liquidator unless the Agent and the Tranche B Lender, in their reasonable discretion, consent to permit the Company to conduct such closings.

                   (f) Section 7.13 of the Financing Agreement is hereby amended so as to require the Company to provide the Agent with appraisals of the Net Orderly Liquidation Value of Inventory twice each year at such time as the Agent may reasonably require at the Company's expense, provided, however, that if, (A) the Company fails to maintain Triggering Availability of at least Twenty Million Dollars ($20,000,000) for a period of ninety (90) consecutive days, Agent, in its discretion, may require that up to an additional two (2) gross recovery update appraisals per year be conducted at the Company's expense and (B) in the event that the Company closes more than twenty-four (24) stores in any fiscal year, the Agent may in its discretion, require one (1) additional gross recovery update appraisal, conducted at the Company's expense.

                   (g) The following additional financial covenants are hereby added to the Financing Agreement:

                       7.15 So long as any Tranche B Obligations are
                  outstanding, the Company shall either (a) have a Triggering Availability of at least Ten Million Dollars ($10,000,000) on the last three (3) days of each month commencing on May 3, 2003 or (b) not permit or suffer its EBITDA tested as of the last day of each fiscal month, commencing on May 3, 2003,, on a cumulative basis, to be less than the Minimum EBITDA listed in the following chart for the applicable period specified on such chart, with the first measurement to occur as of May 3, 2003 for the fiscal quarter then ended, and each subsequent measurement shall pertain to the period beginning on February 2, 2003 and ending on the date of measurement listed on the chart below.

------------------------------- --------------------------
Period Ending                   Minimum EBITDA
------------------------------- --------------------------
------------------------------- --------------------------
May 3, 2003                          $     (1,870,000)
------------------------------- --------------------------
------------------------------- --------------------------
May 31, 2003                         $     (1,771,000)
------------------------------- --------------------------
------------------------------- --------------------------
July 5, 2003                         $       (323,760)
------------------------------- --------------------------
------------------------------- --------------------------
August 2, 2003                       $        136,000
------------------------------- --------------------------
------------------------------- --------------------------
August 30, 2003                      $      2,165,000
------------------------------- --------------------------
------------------------------- --------------------------
October 4, 2003                      $      2,032,000
------------------------------- --------------------------
------------------------------- --------------------------
November 1, 2003                     $      3,452,000
------------------------------- --------------------------
------------------------------- --------------------------
November 29, 2003                    $      5,167,000
------------------------------- --------------------------
------------------------------- --------------------------
January 3, 2004                      $     13,201,000
------------------------------- --------------------------
------------------------------- --------------------------
January 31, 2004                     $     10,971,000
------------------------------- --------------------------

     The required Minimum EBITDA levels for each fiscal month from and after February 1, 2004 shall be measured on a rolling 12-month basis and shall be established based on eighty percent (80%) of the Company's cumulative projected EBITDA levels as shown on the Company's business plan for fiscal year 2004, provided that the Agent and Tranche B Lender has deemed such business plan reasonable in their discretion, or in the absence of a business plan deemed reasonable by the Agent and Tranche B Lender, by the Agent, in the Agent's discretion, after consultation with the Company and the Lenders, based on such financial information as may be in the Agent's possession, subject to readjustment in the Agent's discretion, after consultation with the Company and each Lender, upon the Company's subsequent delivery of a business plan which is deemed reasonably acceptable by the Agent and Tranche B Lender. Anything to the contrary notwithstanding, the provisions of this Section 7.15 shall terminate at such time as there are no Tranche B Obligations outstanding.

           7.16 During the period from December 22 through January 5 of each year so long as any Tranche B Obligations are outstanding, there shall be no outstanding balance of the Revolving Loans (exclusive of Letters of Credit) and the Stated Amount of Outstanding Letters of Credit shall not exceed $12,200,000.

           7.17 The Company shall not incur more than Five Million Dollars ($5,000,000) in aggregate Capital Expenditures on a consolidated basis during its fiscal year ended January 31, 2004 without the prior written consent of the Agent and Tranche B Lender. In the event that the Tranche B Maturity Date is extended beyond April 10, 2004, as provided in Section 11.1(a) hereof, the Company shall not incur aggregate Capital Expenditures in excess of 115% of the Capital Expenditures shown on a business plan for Company's 2004 fiscal year (or any subsequent fiscal year), which is deemed reasonable by the Agent and the Tranche B Lender in their discretion. In the event that the Company has not delivered an updated, preliminary business plan approved by management (subject to approval by the Company's Board of Directors) deemed reasonably acceptable by the Agent and Tranche B Lender by January 31 of the prior fiscal year, the permissible level of Capital Expenditures for the succeeding fiscal year shall be established by the Agent, in its discretion, after consultation with the Company and the Tranche B Lender, based on such financial information as is then in the Agent's possession, subject to readjustment, in the Agent's discretion, upon the Company's subsequent delivery of a business plan which is reasonably acceptable to the Agent and Tranche B Lender. Upon establishment of such new level of Capital Expenditures for such subsequent fiscal year, such new levels shall be deemed to be incorporated into this Section 7.17.

          7.18 The Company shall at all times keep proper books of account, in which full, true and accurate entries shall be made of the Company's transactions, all in accordance with GAAP (if applicable), applied consistently with prior periods to, thoroughly reflect the financial condition of the Company at the close of, and as a result of operations for, the periods in question, the Company shall, upon reasonable prior notice during normal business hours, accord the Agent and each Lender and the respective representatives with access from time to time as the Agent, and such Lenders and their representatives may require or request to examine, inspect, and copy and make extracts from any and all of the Company's books, records, electronically stored data, papers and files.




6.   Amendments to Section 8.


     (a) The Company hereby confirms that it has authorized the Agent to charge the Loan Account or other sums; credit or other amount due to the Company for any or all amounts due hereunder to the Tranche B Lender (in addition to amounts due to the Tranche A Lender) as such payments become due and payable and further confirms that the provisions of Section 8.11 hereof are intended to, and shall, apply to the Tranche B Obligations.

     (b) Section 8 of the Financing Agreement is hereby amended by adding the following new sections after section 8.11 thereof:

                  8.12 The unpaid principal balance of each of the Tranche B Loans shall bear interest, until repaid, at a rate per annum equal to Fourteen and one-half percent (14.5%) per annum (based upon a 360-day year and actual days elapsed), which shall be due and payable on the first day of each month in arrears commencing on May 1, 2003. Following the occurrence and during the continuance of any Event of Default (and whether or not Agent exercises any of the rights or remedies provided hereunder on account thereof), the Tranche B Loan shall bear interest at a rate of sixteen and one-half percent (16.5%) per annum and all such interest shall be payable on demand.

                   8.13 In addition to any other fee or expense to be paid by the Company on account of the Tranche B Loans, the Company shall pay the Tranche B Lender directly, the "Tranche B Commitment Fee" and the "Tranche B Anniversary Fee" as and when provided in the Tranche B Fee Letter.

                   8.14 In the event that an Early Termination Date occurs, or the Tranche B Loan is otherwise repaid in full for any reason, prior to January 31, 2004, the Company shall pay the Agent for the benefit of the Tranche B Lender, or to the Tranche B Lender directly, the "Tranche B Early Termination Fee" payable on the date of such repayment or termination, determined as follows:

                  The Tranche B Early Termination Fee shall equal the difference between (A) One Million One Hundred Thousand Dollars ($1,100,000) and (B) the sum of all Tranche B Interest, Tranche B Commitment Fees and Tranche B Anniversary Fees actually paid in cash by the Company and received by the Tranche B Lender, but in no event less than zero dollars ($0).

                   8.15 The full unpaid balance of Tranche B Term Loan I shall be due and payable on the first to occur of the Tranche B Maturity Date or an Early Termination Date, provided, however, that the Company shall not pay the balance of Tranche B Term Loan I on the Tranche B Maturity Date if an Event of Default hereunder then exists or if such payment would create an Event of Default hereunder and provided further, however, that, notwithstanding the foregoing, the failure of the Company to pay the full outstanding balance of Tranche B Loan I on the Tranche B Maturity Date shall constitute an Event of Default hereunder. The principal balance of the Tranche B Term Loan II shall be due and payable out of the net proceeds received by the Company from a sale or refinancing of the Tranche B Senior Collateral (including, but not limited to, a sale/leaseback thereof) as provided below in this Section 8.15; provided, however, that in the event that the full unpaid balance of Tranche B Term Note II has not been paid by October 31, 2003, the Company shall make the following payments in respect to principal due thereunder: on November 1, 2003, such amount as is necessary to reduce the outstanding principal balance of Tranche B Term Loan II to seven hundred thousand dollars ($700,000) and on the first day of December, 2003 and each month thereafter until the entire outstanding balance of Tranche B Loan II has been paid, the lesser of
          (a) One Hundred Thousand Dollars ($100,000) or (b) the outstanding principal balance of the Tranche B Loan II.

                   Any principal or interest in respect to the Tranche B Loan II which has not been paid by the Tranche B Maturity Date shall be due and payable on such date unless such date is extended pursuant to
          Section 8.13 hereof in which event the Company shall continue to make principal payments of One Hundred Thousand Dollars ($100,000) per month until the Tranche B Loan II is paid in full. The Agent and each of the Lenders hereby agree that items of Tranche B Senior Collateral may be sold, refinanced or included in a sale/leaseback transaction; provided that: (i) in respect to all Tranche B Senior Collateral other than the Piper Tranche B Senior Collateral the net proceeds of such transactions shall be paid to the Agent for application against the Tranche B Loan II until the outstanding balance thereof has been paid and, thereafter, shall be applied against the Tranche A Loans and (ii) in respect to the Piper Tranche B Senior Collateral, the net proceeds are distributed as follows:

                            (A) if such net proceeds are less than Two Million
                   Dollars ($2,000,000.00), the first One Million Dollars ($1,000,000.00) of such net proceeds shall be paid to Agent for application in reduction of Tranche B Loan II;

                            (B) if such net proceeds are greater than Two
                   Million Dollars ($2,000,000.00) but less than Three Million Dollars ($3,000,000.00), the first Five Hundred Thousand Dollars ($500,000.00) of such net proceeds shall be paid to Agent for application in reduction of Tranche B Term Loan II; and

                            (C) if such net proceeds are greater than Three
                   Million Dollars ($3,000,000.00) the Company may retain the full amount thereof.

7.   Amendments to Section 10.

     (a)  7.1.(e) is hereby amended by adding the following proviso:

     provided, however, that the Company shall have only ten (10) days to remedy a default related to its failure to provide a Borrowing Base Certificate on the date when due hereunder and, provided further, however that the Company shall not have any cure period in respect to any misrepresentation which is material.

     (b) Section 10.1 of the Loan Agreement is hereby amended by adding the following additional Events of Default after subparagraph (i) thereof:

         (j)  material  breach by the  Company  of its leases for more than five
              (5) retail locations at the same time (exclusive of leases for Closed Stores) or the Piper Distribution Center Property such that such lease(s) could be terminated by the landlord therefor.

         (k) The entry of a final, nonappealable order by a court of competent jurisdiction allowing any Person to attach, by trustee, mesne, or other process, any of the Company's funds or assets, the Company in excess of $375,000.


         (l) The entry of any final judgment against the Company in excess of $375,000, which judgment is not satisfied (if a money judgment) or appealed from (with execution or similar process stayed) within the applicable appeals period or not covered in full by insurance.

          (m) The entry of any order or the imposition of any other process having the force of law, the effect of which is to restrain in any material way the conduct by the Company of its business in the ordinary course, which is not removed within thirty (30) days of its issuance.

          (n) The conviction of, or entry of a final, non-appealable order against the Company, under any federal, state, municipal, and other civil or criminal statute, rule, regulation, order or other legal requirement in a proceeding instituted by a governmental unit or agency where the relief, penalties, or remedies include the forfeiture of any property of the Company and/or the imposition of any stay or other order, the effect of which could be to restrain in any material way the conduct by the Company of its business in the ordinary course or have another Material Adverse Effect.


          (o) Any challenge by or on behalf of the Company or any guarantor of the Obligation to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document's terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto.

          (p) Any determination by any court or any other judicial or government authority that any Loan Document is not enforceable strictly in accordance with the subject Loan Document's terms or which voids, avoids, limits, or otherwise adversely affects any security interest created by any Loan Document or any payment made pursuant thereto.

          (q) So long as any Tranche B Obligations are outstanding, any Change of Control unless, within sixty (60) days of such Change of Control either (i) Tranche B Lender shall have consented thereto (which consent shall not be unreasonably withheld) in writing or
               (ii) the Tranche B Obligations shall have been paid in full (and the Tranche B Lender hereby agrees that any such payment may be made without any prepayment penalty).

          (r) The Company shall fail to observe or perform any condition precedent or subsequent to the Sixth Amendment or any covenant contained therein or any representation or warranty made thereunder shall fail to be true, accurate or complete as of the date when made or any covenant made thereunder shall be breached, unless such representation or warranty is rendered true, accurate and complete or the breach of such covenant is cured within twenty-one (21) days of notice from the Agent specifying such failure or breach .

     (b) The Company, Agent and each Lender agree that the exercise by the Agent of the rights and remedies provided under Sections 10.2 and 10.3 of the Financing Agreement shall be subject to the provisions of the Agency Agreement so long as of the Tranche B Obligations remain outstanding.

     (c) The following is hereby inserted as Section 10.3(d) of the Financing Agreement:

     (d) Any and all deposits or other sums at any time credited by or due to the Company from the Agent or any Lender or any participant (a "Participant") in the Tranche A Loans or Tranche B Loans contemplated hereby or from any Affiliate of any Agent or any Lender or any Participant and any cash, securities, instruments or other property of the Company in the possession of any Agent or any Lender, any Participant or any such Affiliate, whether for safekeeping or otherwise (regardless of the reason such Person had received the same) shall at all times constitute security for all Obligations and for any and all other obligations of the Company to any Agent or any Lender or any Participant or any such Affiliate and may be applied or set off against the Obligations at any time, whether or not such are then due and whether or not other collateral is then available to the Agent, Lender, Participant or Affiliate.

8.   Amendments to Section 11.

     (a) Section 11.1 of the Financing Agreement is hereby amended to read as follows: 11.1 The Tranche A Loans shall be due and payable on the Tranche A Maturity Date. Subject to the proviso to the first sentence of
     Section 8.15 hereof, the Tranche B Loans shall be due and payable on the Tranche B Maturity Date; provided, however, that, at the written request of the Company received by the Tranche B Lender and the Agent on or before March 1, 2004, the Tranche B Maturity Date in respect to Tranche B Loan I and the unamortized portion of Tranche B Loan II shall be extended for an additional term of twelve (12) months (i.e., through April 9, 2005), so long as the Company is in compliance with all of the following conditions:

            (i) For the Company's 2003 Fiscal Year ended January 31, 2004, the Company shall have achieved a minimum EBITDA of Ten Million Three Hundred Thousand Dollars ($10,300,000), as audited by the Company's outside accountants; and

           (ii) As of the last day of fiscal year 2003, the Company shall have Eligible Inventory with a value determined at the lower of cost or market on a first-in, first-out basis of at least Forty Million Dollars ($40,000,000).

          (iii) On or before the effective date of such notice, the Company shall have furnished the Agent and Tranche B Lender with a preliminary business plan for 2004, approved by the Company's management (subject to approval by the Company's Board of Directors) which the Tranche B Lender has deemed reasonably acceptable, in its discretion.

     In the event that the Tranche B Maturity Date is extended, on or before April 10, 2004, the Company shall pay the Tranche B Lender the Tranche B Anniversary Fee due on such date pursuant to the Tranche B Fee Letter.

     (b) Section 11.2 of the Loan Agreement is hereby amended to clarify that the provisions thereof concerning the automatic continuation of the Financing Agreement and the provisions of the fourth and fifth sentences thereof concerning the circumstances in which the Early Termination Fee is or is not due only apply to the Tranche A Early Termination Fee and not to the Tranche B Early Termination Fee.

     (c)     The sixth sentence of Section 11.2 is hereby deleted.

9.       Amendments to Section 12.

          (a) Section 12.6 of the Loan Agreement is hereby amended by adding the following additional notice to parties as subsection (d) thereof:

                  To Tranche B Lender:

                  Mr. Lawrence Klaff, Managing Director
                  Gordon Brothers Retail Funding, LLC
                  Gordon Brothers Group
                  40 Broad Street
                  Boston, MA 02109
                  Telephone:  (617) 422-7886
                  Fax:  (617) 210-7141

         Copies of any such notices should also be provided to:

                  Steven B. Levine, Esq.
                  Brown Rudnick Berlack Israels LLP
                  One Financial Center
                  Boston, MA  02111
                  Telephone:  (617) 856-8587
                  Fax:  (617) 856-8201

         All notices to Agent or the Tranche A Lender shall henceforth be sent to the following addresses:

                  The CIT Group/Business Credit, Inc.
                  300 South Grand Avenue, Third Floor
                  Los Angeles, CA 90071
                  Attention: Credit Manager/Retail Finance Group
                  Fax: (213) 613-2599


         With a copy to:


                  Farhad Bahar, Esq.
                  Buchalter Nemer Fields & Younger
                  601 South Figueroa Street, Suite 2400
                  Los Angeles, CA 90017-5704
                  Telephone:  (213) 891-0700
                  Fax:  (213) 630-5703


          (b) Section 12.7 of the Loan Agreement is hereby amended to read as follows:

                  The validity, interpretation and enforcement of this Financing Agreement shall be governed by and construed under the laws of the State of California; provided, however, that the Tranche B Notes and the provisions setting forth the Tranche B Lenders and the Company's and Tranche B's rights and obligations in respect to principal, interest and fees on the Tranche B Loans shall be governed and construed, as between Company and Tranche B Lender only, under the laws of the Commonwealth of Massachusetts. Notwithstanding the above, all matters and provisions relating to the Collateral and all matters and provisions as between Agent and Tranche A Lenders or between Agent and/or Tranche A Lenders, on the one hand, and Company or Tranche B Lenders, on the other hand, shall be governed by and construed under the laws of the State of California.

          (c) Section 12.8 of the Financing Agreement shall be deemed deleted so long as the Agency Agreement is in effect.

          (d) The following new Section 12.9 is hereby added to the Financing Agreement


                  12.9     Agent's or Lenders' Discretion.

                            (a) Each reference in the Financing Agreement or other Loan Documents to the exercise of discretion or the like by Agent or any Lender shall be to Agent's or such Lender's exercise of its commercially reasonable judgment, in good faith, based upon Agent's or such Lender's consideration of any such factor as Agent's or such Lender, taking into account information of which Agent or such Lender then has actual knowledge, believes:

          1. Will or reasonably could be expected to materially affect: the value of the Collateral, the enforceability of the Agent's and Lender's security and collateral interests therein, or the amount which the Agent or Lenders would likely realize therefrom (taking into account delays which may possibly be encountered in the Agent's or Lender's realizing upon the Collateral and likely Out-Of-Pocket Expenses).


          2. Indicates that any report or financial information delivered to the Agent or Lender by or on behalf of the Company is incomplete, inaccurate, or misleading in any material manner or was not prepared in accordance with the requirements of this Agreement.


          3. Suggests a material increase in the likelihood that the Company will become the subject of a bankruptcy or insolvency proceeding.

          4.   Constitute a material Default.


     (b) In the exercise of such judgment, Agent or any Lender also may take into account any of the following factors:

          5.   Those   included   in,  or  tested   by,   the   definitions   of
               "Availability" and "Net Orderly Liquidation Value".

          6. The current financial and business climate of the industry in which the Company competes (having regard for the Company's positions in that industry).

          7. General macroeconomic conditions which have a material effect on the Company's cost structure.

          8.   Material changes in or to the mix of the Company' Inventory.

          9. Seasonality with respect to the Company's Inventory and patterns of retail sales.

          10. Such other factors as either Agent or any Lender determine, in good faith, are likely to have a material bearing on credit risks associated with the providing of loans and financial accommodations to the Company.


10.     Amendments to Section 13.

          (a) The provisions of Sections 13.1, 13.2 and 13.6 shall apply only to Tranche A Lenders and Tranche A Loans.,

          (b) In Section 13.1, the provision regarding the circumstances in which the Agent must obtain the Company's prior consent to admission of new Lenders in the Financing Agreement shall only apply to the admission of Tranche A Lenders and not to the addition of assignees or participants in the Tranche B Loans.

          (c) The provisions of Section 13.4 thereof shall only apply to the distribution of interest and fees due to the Tranche A Lenders amongst the Tranche A Lenders and the Agent shall promptly remit any interest and fees it receives in respect to the Tranche B Loans to the Tranche B Lenders pursuant to the Agency Agreement.

          (d) The following additional Section 13.10 is hereby added to the Financing Agreement:

                          Except as provided in this Section 13.10, the Tranche
                   B Lender shall obtain the prior written consent of the Company and the Agent to the assignment of all or any portion of the Tranche B Loans, which consent, in either instance, shall not be unreasonably withheld or delayed. The foregoing shall not prohibit or restrict the following transfers of all or any portion of the Tranche B Loans or interests therein, which may be made without prior notice to or the consent of the Agent or the Company:

                          (i) Assignments of or transfers of Participation
                   Interests (defined below) in all or any portion of the Tranche B Loans among affiliates of GB Retail Funding, LLC ("GB"), which affiliates shall include the following: (i) all entities or persons under the direct or indirect control of GB, (ii) all entities which directly or indirectly own at least ten percent (10%) of the equity interests in GB, ("Parent Entities"), (iii) all entities of which a Parent Entity directly or indirectly owns twenty percent (20%) or more of the outstanding equity (including, but not limited to, GB Palladin Fundings, LLC), and (iv) Fortress Drawbridge Special Opportunities Fund ("Fortress") and funds managed by or affiliated with the High Bridge fund group ("High Bridge") and any other "fund partner" of GB's or another affiliate which regularly invests in junior secured loans to retailers arranged by GB or such other affiliate. (The Company and Agent hereby acknowledge that GB intends to sell participation interests in the Tranche B Loans to Fortress and High Bridge promptly after the effective date of the Sixth Amendment and agree that the consent of either of them shall not be required for such sale).

                          (ii) The sale or other transfer of Participation
                   Interests (defined below) in the Tranche B Loans to any person or entity:

                          (iii) Following the occurrence and during the
                   continuance of an Event of Default, the assignment or other sale of a Participating Interest or other interest of all or any portion of the Tranche B Loans.

                          The term "Participation Interest" shall mean an
                   undivided percentage interest in the Tranche B Loans in respect to which the holder of the Tranche B Loans may take any action with respect to the Tranche B Loans without obtaining such participant's consent except for the following:

                          (i) Any change in such participant's percentage
                   interest in the Tranche B Loans;

                          (ii) Any reduction in principal amount of the Tranche
                   B Loans (other than by virtue of payments received from or for the account of, the Company).

                          (iii) Any postponement of the scheduled date for
                   payment of any principal, interest of fees on account of the Tranche B Loans (including, without limitation, the Maturity
                   Date).

                          (iv) Any reduction of the interest rate or fees
                   payable in respect to the Tranche B Loans; or

                          (v) Release of any Collateral.

                          In the event that the Tranche B Lender assigns its
                   right under this Agreement or in respect to the Tranche B Loans, the assignee shall thereupon succeed to all of the rights, powers, privileges and duties of the Tranche B Lender hereunder to the extent of the interest so assigned to it. In the event that the Tranche B Lender, sells one or more participation interests in the Tranche B Loans, such Participant shall not be deemed to constitute a Lender hereunder. The Company, Agent and each Tranche A Lender hereby authorizes each Tranche B Lender to disclose to any potential Participant or assignee, any and all financial or other information such Tranche B Lenders may possess, concerning the Company and its affiliates whether obtained prior to or subsequent to the date of entry into this Financing Agreement, provided that such potential Participant or assignee agrees to maintain the confidentiality of such information, and to not engage in any transaction involving the Company's securities while in possession of, any material nonpublic information relating to the Company.

          (f) The following Section 13.11 is hereby added to the Financing
Agreement:

                   So long as the Agency Agreement is in effect any assignment of the Tranche A Loans or Tranche B Loans shall only be effective if the assignee has agreed in writing to be bound to the Agency Agreement and that its interest in the loans is subject to the provisions of the Agency Agreement.

11. Amendments to Section 14.

          (a) Section 14 of the Financing Agreement is hereby deemed deleted in its entirety in light of the entry of the Agent and Lenders into the Agency Agreement on the date hereof provided, however, that the provisions of Section 14 shall be deemed to have been reinstated if the Agency Agreement shall cease to be in effect.

          12.     General Provisions

                   12.1 Integration; Amendment; Waivers. This Sixth Amendment and the Loan Documents set forth in full all of the terms of the agreement between the parties and are intended as the full, complete and exclusive contract governing the relationship between the parties, superseding all other discussions, promises, representations, warranties, agreements and the understandings between the parties with respect thereto. No term of this Agreement or the Loan Documents may be modified or amended, nor may any rights thereunder be waived, except in a writing signed by the party against whom enforcement of the modification, amendment or waiver is sought. Any waiver of any condition in, or breach of, any of the foregoing in a particular instance shall not operate as a waiver of other or subsequent conditions or breaches of the same or a different kind. Any Agent's or Lender's exercise or failure to exercise any rights under any of the foregoing in a particular instance shall not operate as a waiver of its right to exercise the same or different rights in subsequent instances. Except as expressly provided to the contrary in this Sixth Amendment, or in another written agreement, all the terms, conditions, and provisions of the Loan Documents shall continue in full force and effect.

                   12.2 Payment of Expenses. Without limiting the terms of the Loan Documents, the Company shall pay all reasonable costs and expenses incurred by or on behalf of Agent and each Lender (including reasonable attorneys' fees and expenses) arising under or in connection with this Sixth Amendment or the other Loan Documents, including without limitation, in connection with (i) the negotiation, preparation, execution and delivery of this Sixth Amendment and the Loan Documents, and any and all consents, waivers or other documents or instruments relating thereto, (ii) the filing and recording of any Sixth Amendment or any Loan Document and any other documents or instruments or further assurances filed or recorded in connection with any Loan Document, (iii) any other action required in the course of administration hereof, including, but not limited to, all reasonable fees and expenses arising out of any audits, appraisals, and inspections, and (iv) the defense or enforcement of the Loan Documents, whether or not there is any litigation between the parties. All reasonable costs and expenses shall be added to the Obligations, as Agent shall determine, and shall earn interest at the highest rate provided for under the Loan Documents.

                   12.3 No Third Party Beneficiaries. This Sixth Amendment does not create, and shall not be construed as creating, any rights enforceable by any Person not a party to this Sixth Amendment.

                   12.4 Separability. If any provision of this Sixth Amendment is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

                   12.5 Counterparts. This Sixth Amendment may be executed in any number of counterparts, which together shall constitute one and the same agreement.

                   12.6 Time of Essence. Time is of the essence with respect to each of the Obligations of the Company with respect to all conditions to be satisfied by the Company.

                   12.7 Statute of Limitations. The Company waives the benefit of all statute(s) of limitations in any action or proceeding based upon or arising out of the Financing Agreement or the other Loan Documents.

                   12.8 Construction; Voluntary Agreement; Representation by Counsel. This Sixth Amendment has been prepared through the joint efforts of all the parties. Neither its provisions nor any alleged ambiguity shall be interpreted or resolved against any party on the ground that such party's counsel was the draftsman of this Sixth Amendment. Each of the parties declares that such party has carefully read this Agreement and the agreements, documents and instruments being entered into in connection herewith and that such party knows the contents thereof and signs the same freely and voluntarily. The parties hereto acknowledge that they have been represented in negotiations for and preparation of this Sixth Amendment and the agreements, documents and instrument being entered into in connection herewith by legal counsel of their own choosing, and that each of them has read the same and had their contents fully explained by such counsel and is fully aware of their contents and legal effect. This Sixth Amendment shall not be construed against any Agent or any Lender as a result of such Agent's or such Lender's involvement with its preparation.


                   12.9 Further Assurances. Each party hereto agrees to take all further actions and execute all further documents as any other party hereto may from time to time reasonably request to carry out the transactions contemplated by this Sixth Amendment including, without limitation, (i) the Company's filing of any UCC financing statements or taking other measures deemed reasonably necessary by the Agent to perfect its lien on the Collateral and (ii) the Agent's filing of UCC-3 termination statements as necessary to terminate all UCC Financing Statements and take all actions necessary to terminate all other security arrangements at such time as all of the Obligations have been indefeasibly satisfied in full.

         IN WITNESS HEREOF, the parties hereto have caused this Sixth Amendment to Financing Agreement to be executed, agreed to, accepted and delivered by their proper and duly authorized officers as administered under the seal as of the dates set forth above.




COMPANY:                       FACTORY 2-U STORES, INC., a Delaware corporation





                               By: /s/ Douglas C. Felderman
                               Print Name:  Douglas C. Felderman
                               Title:  Executive Vice President,
                                       Chief Financial Officer


AGENT:                         THE CIT GROUP/BUSINESS CREDIT, INC., as Agent




                               By: /s/ Mick Richman
                                   Print Name:  Mick Richman
                                   Title:  Vice President


TRANCHE A LENDERS:             THE CIT GROUP/BUSINESS CREDIT, INC.,
                               As a Tranche A Lender



                               By: /s/ Mike Richman
                               Print Name:  Mick Richman
                               Title:  Vice President

                               Tranche A Dollar Commitment

                                      $50,000,000

                               Tranche A Percentage Commitment

                                         100%



TRANCHE B LENDER:              GB RETAIL FUNDING, LLC, Tranche B Lender



                               By: /s/ Lawrence E. Klaff
                               Print Name:  Lawrence E. Klaff
                               Title:  Managing Director

LIST OF EXHIBITS AND SCHEDULES



Schedule 1 - Existing Liens

Schedule 2 - Collateral Locations, Chief Executive Office and Trade Names,
             Closed Stores
Schedule 3 - Litigation
Schedule 4 - Taxes
Schedule 5 - Depository Accounts
Schedule 6 - Fiscal 2003 Borrowing Base Certificate Delivery Dates
Schedule 7 - Reports


























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